Exhibit 99.1

Liquidity Services, Inc. (NASDAQ:LQDT) Q3 2024 Earnings Conference Call August 8, 2024 10:30 AM ET

Company Participants

Michael Patrick – VP, Controller
Bill Angrick - Chairman and Chief Executive Officer
Jorge Celaya - Executive Vice President and Chief Financial Officer

Conference Call Participants

Gary Prestopino - Barrington Research
George Sutton - Craig-Hallum

Operator

Welcome to the Liquidity Services, Inc. Third Quarter of Fiscal Year 2024 Financial Results Conference Call. My name is Lauren Cannon, and I will be your operator for today's call. Please note that this conference call is being recorded.

[Operator Instructions]

I will now turn the call over to Michael Patrick, Liquidity Services’ Vice President, Controller.

Michael Patrick

Good morning. On the call today are Bill Angrick, our Chairman and Chief Executive Officer; and Jorge Celaya, our Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks. The following discussion and responses to your questions reflect management's views as of today, August 8, 2024, and will include forward-looking statements.

Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in filings with the SEC, including our most recent annual report on Form 10-K. As you listen to today's call, please have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, management will discuss certain non-GAAP financial measures. In our press release and filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including the reconciliations of these measures with their most comparable GAAP measures as available. Management also uses certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for, or superior to, GAAP results.

At this time, I will turn the presentation over to our Chairman and CEO, Bill Angrick.

Bill Angrick

Good morning, and welcome to our Q3 earnings call. I'll review our Q3 performance and the progress of our business segments and next Jorge Celaya will provide more details on the quarter. We're proud to report record GMV this quarter of $380 million driven by market share gains, expanded services and outstanding buyer participation. These results provide a strong proof point that we are on track to achieve our near-term goal of $1.5 billion in annual GMV.

Additionally, our scalable platform continues to drive profitable growth. In Q3, we delivered our highest quarterly GAAP net income in fiscal year 2024 and strongest non-GAAP adjusted EBITDA performance in a decade. Our flexible services ranging from self-directed to fully managed offerings and efforts to harness the benefits of AI technologies are continuing to attract more sellers and buyers, enhancing the size and scale of our marketplace, and fueling our growth.

Our GovDeals segment set a quarterly GMV record of $250 million driven by continued seller acquisition and service expansion. While we have seen evidence of softening prices, GovDeals recorded strong year-over-year growth in vehicle sales and set numerous records, including the number of sellers, number of asset listings and number of vehicle listings during Q3. We continue to expand our market share together with the recently acquired Sierra Auction business and signed notable new clients during Q3, including the State of New York, Spokane County, Washington; Norman, Oklahoma, and Mesa, Arizona.

Additionally, in our Bid4Assets marketplace, which is included in our GovDeals segment results, we are now ramping our Philadelphia contract and have signed several new contracts in the states of Pennsylvania and Louisiana. Our Retail Supply Chain Group segment’s focus on exceptional service delivery to its seller clients has been rewarded with increased volumes, which are poised to accelerate further in the fourth quarter.

We launched the first phase of our single item receiving tool, which will enhance operational efficiencies for both our B2B and B2C channels. During Q3, we onboarded several new clients utilizing our AllSurplus Deals B2C channel, and we expanded our relationship with several long-standing clients. Together, these efforts will result in continued growth in Q4 and beyond in our RSCG segment.

Our Machinio segment set another revenue record as it continues to be a leader in matching buyers and sellers of used equipment around the globe. Our market research reveals that customers receive superior value through our Machinio advertising and storefront products versus the competition. We expect to sustain mid-teens or better organic revenue growth going forward as Machinio expands its market share in all geographies in Q4.

Our Capital Assets Group segment grew GMV 7% year-over-year during Q3, but results were lower than expectation due to several delayed or canceled sales outside of our control in the U.S. and Asia regions. However, we continue to have good success signing new clients, adding over 33 new mandates to our industrial CAG pipeline during Q3. We also set a new record for unique sellers in our CAG heavy equipment fleet vertical during the quarter, which bodes well for continued growth of more predictable recurring revenue in our CAG segment.

Finally, we continue to invest in platform improvements, including seller listing tools and asset templates to drive efficiency and convenience for our sellers. We continue to harness the potential of AI applications to improve the quality of asset listings, enrich data useful for customers and enhance marketplace search functionality to optimally match available assets with our buyers' purchasing criteria. Together, these enhancements will continue to improve our seller and buyer experience.

In summary, we're well positioned strategically and financially in the current environment. Our solutions assist clients to weather the cyclicality of an uncertain macro environment. We have a robust business development pipeline and continue to pursue strategic opportunities in each segment of the circular economy to drive customer and shareholder value.

I'll now turn it over to Jorge for more details on the quarter.

Jorge Celaya

Good morning. Our $380 million in GMV for this fiscal third quarter is a new record and a 14% increase over our previous record of $334 million set in the same quarter last year. GovDeals continues to set records, including for quarterly GMV at $250 million, expanding market share and new services. Our Retail segment remains a trusted long-term business partner with the scale, flexibility, innovation, and reliability and with broad multichannel solutions to consistently address the needs of our seller clients. The Capital Assets segment remains a global presence for corporate clients to monetize their fixed assets across economic and business cycles, while providing buyers opportunities to redeploy assets to grow with a competitive advantage.

Our Machinio segment continues on its record pace, growing its established client base, while expanding its services and its global markets. Specifically, our consolidated third quarter of fiscal year 2024 financial results included GMV of $380.4 million, up 14% from $334 million in the same quarter last year, revenue of $93.6 million, up 16% from $80.8 million in the same quarter last year, while GAAP earnings per share of $0.19 included some acquisition-related expenses and recording of a legal settlement resulting in the lower earnings per share compared to the same quarter last year.

Non-GAAP adjusted earnings per share of $0.30, up $0.02 or 7% from the same quarter last year and non-GAAP adjusted EBITDA of $14.7 million, up $1.4 million or 10% from the same quarter last year. Our adjusted EBITDA for this fiscal third quarter was at 30% of the total of our segment's direct profits. We ended the fiscal third quarter with $136.8 million in cash, cash equivalents and short-term investments. We generated $22.2 million of cash from operations during the fiscal third quarter. We continue to have 0 debt and $25 million of available borrowing capacity under our credit facility.

Specifically comparing segment results from this fiscal third quarter to the same quarter last year, the GovDeals segment GMV was up 17%, revenue up 28% and direct profit up 26%, each a new quarterly record as traditional product categories paired with a higher blended revenue take rate from expanded service offerings. Our Retail segment was up 9% on GMV and up 15% on revenue that set a new segment record, while down 3% on segment direct profit reflecting the higher proportion of purchase revenue in retail and the lower value product flows compared to last year.

Revenue grew faster than GMV due to the higher purchase flows. Our CAG segment was up 7% on GMV, down 4% on revenue and down 6% on segment direct profit as consignment sales with partners in our industrial vertical grew as did the heavy equipment category yet were partly offset by project delays in our energy vertical. Machinio revenue was up 15%, and its segment direct profit was up 16% as we continue to increase recurring subscriptions and pricing for both equipment advertising listings and turnkey solutions for dealer management systems.

Moving to our fiscal fourth quarter business outlook. We expect to continue double-digit consolidated GMV growth at the midpoint of our guidance range and solid overall results. As a reminder, as GovDeals has come off its seasonally high fiscal third quarter, revenue during this next fiscal fourth quarter is still expected to grow at slightly faster year-over-year rate than GMV due to broader consignment service offerings. We anticipate growth in our Retail segment to be led predominantly by an expansion in purchase volumes, resulting in overall retail revenue also growing faster than GMV and improved bottom line results for the segment. These volumes are mostly comprised of a mix of lower touch product flows and are expected to result in a lower Retail segment direct profit as a percent of revenue.

Our Capital Assets segment's outlook for this fiscal fourth quarter is for steady year-over-year performance yet sequential growth. Our Machinio subscription-based business is anticipated to continue to grow revenue by double digits year-over-year. Given the expected mix of segment volumes, which includes GovDeals coming off its seasonally high quarter and a mix shift from the new retail programs, we are anticipating our consolidated revenue as a percent of GMV to be higher in the high 20 percentage range for this coming fiscal fourth quarter, and our segment's direct profit as a percent of total revenue to be lower in the high 40 percentage range.

Management's guidance for the fourth quarter of fiscal year 2024 is as follows: we expect GMV to range from $330 million to $365 million. GAAP net income is expected in the range of $5 million to $7 million with a corresponding GAAP diluted earnings per share ranging from $0.16 to $0.22 per share. Non-GAAP adjusted diluted earnings per share is estimated in the range of $0.25 to $0.32 per share. We estimate non-GAAP adjusted EBITDA to range from $12 million to $15 million. The GAAP and non-GAAP EPS guidance assumes that we have approximately 31.5 million to 32 million fully diluted weighted average shares outstanding for the fourth quarter of fiscal year 2024.

Thank you, and we will now take your questions.

Question-and-Answer Session

Operator

[Operator Instructions] Gary Prestopino from Barrington Research is on the line with the question.

Gary Prestopino

Bill, you were talking about seeing some evidence of softening prices in GovDeals. Is that just really a direct reflection of what's going on in the used vehicle market?

Bill Angrick

Correct. We've seen some softening with fleet assets, both vehicle and construction equipment.

Gary Prestopino

But at the same time, from what I'm hearing about the industry, the supply is starting to kick up at a fairly steady pace. Are you seeing that as well in your markets? I mean, realizing you don't really generally follow the wholesale auction market for vehicles that are used by consumers. But what can you say about some of the supply issues there? Is that the constraints you are feeling?

Bill Angrick

We have no headwinds related to supply. The government market has intent to buy, the budget to buy and continues its sort of replenishment cycle. So that has been very steady for us.

Gary Prestopino

And then second question is, you talked about the RSCG segment, you launched a single item recovery tool. Could you maybe discuss that or what that tool is?

Bill Angrick

Sure. The term I used was single item receiving tool and what that allows and essentially, it's harnessing standardized available data into a receiving tool that allows us to quickly identify the right channel for each item received from the flow of return goods and the use of that tool does a couple of things. One, it helps us optimize the operational process that would automate something that has historically been more manual. So it's driving efficiencies; two, it's accelerating the listing of the items so faster time to cash; and three, giving us attributes that allows us to determine should the item go in a B2B channel versus a direct-to-consumer channel, which ultimately drives higher recovery. So we're pleased with that enhancement.

Gary Prestopino

And then just lastly, in the CAG segment, do you feel that some of these delayed asset sales that you cited in your commentary, will they be completed or done in Q4 and as well as with the 33 new mandates that you got in Q3, when does that start flowing into the GMV mix?

Bill Angrick

Yes, mandates will ripen over the next few quarters. I think some of these delays reflect the macro volatility we have where corporate America can sometimes stop and start different initiatives, depending upon their internal forecast for demand or what they want to do with mergers, consolidations, cost-cutting exercises.

So importantly, it has nothing to do with us. It really has to do with these are downstream or call it, upstream decisions that affect the disposition of assets. What we like is the fact that we're winning a very high percentage of anything that we're pitching, and we're getting recurring flow business -- what we call corporate forward flow, recurring flow business from brand name Fortune 500, Fortune 1000 companies. So whenever the assets do go to market will be the marketplace that handles those transactions. So some percentage of them will fall into Q4, some Q1 or Q2 of fiscal 2025.

Operator

George Sutton from Craig-Hallum is on the line with the question.

George Sutton

Bill, nice results. And you characterized the current environment as challenged. And I wanted to kind of think through how you're thinking about the concept of you just being a growth cyclical, meaning your business that grows, but you do have cyclical components. And I'm trying to understand the positives and the negatives relative to the cyclicality.

In other words, you referred to pricing in some cases as a challenge, and we obviously had some deals pushed, those may be macro related. But on the alternative side, you would seem to be a wonderful place to be if we sit here today concerned about the future of the economy given the 2-sided marketplace. Can you just discuss that in your thoughts?

Bill Angrick

Sure. Well, we're a huge engine for monetizing assets. So whether a Fortune 100 company or government agency wants to manage its balance sheet more sharply, we're a natural place to look to help them husband resources during a slow growth environment. So we see some tailwinds from slowing growth because if that asset can't be used productively and generate some sort of a return for the owner, it's going to be sold. And we're the natural place to take it to market. So that's been a positive. And I think when you look at the total GMV of the company, CAG, which is probably the lumpiest it only represents about 20% of the pie.

So there's muted cyclicality relative to these large industrial assets that may move around from one quarter to the other. What we've seen is strong tailwinds as both government clients are trying to be, one, more efficient, using digital solutions, faster -- sales cycle, faster time to cash, less work, freeing up physical space to sell these assets quickly. I think two, to the buyer side of our marketplace is frugal. They're looking to save money, and we're a natural marketplace to go to buy something at less than even wholesale costs and save money and help build their business or use an asset in their operations.

So that's been great. And then on the retail side, we are the trusted provider, we're where the market has migrated to get good execution around tracking, managing and monetizing return goods. This is a market that continues to grow. It's growing through any sort of recessionary trend. It's just a fact of this mix shift from in person to online shopping. And so we expanded our capabilities. There was a press release out on our Brownsburg, Indiana facility, it's a larger facility. It's responding to marketplace needs for B2B and direct-to-consumer flows. So we have a resilient scalable model for the retail supply chain to continue to be more efficient around managing and selling of returned merchandise. And we think that's a constant cyclical, honestly, it's in all markets that continue to grow.

George Sutton

And then just one other question in pointing to the strong results for the quarter. You specifically referred to service expansion. I just want to make sure I knew what you were referring to there?

Bill Angrick

Sure. We've given clients different tools to sort of opt into what is most relevant for them. And I mentioned both self-directed solutions where clients can use our solutions to identify and upload assets directly. They pay a lower commission for that and many clients opt to do that. We also provide fully managed offerings, and that's reflective of some of our facility expansions where clients have directed consumers who have the returns -- to return those to our facilities. So it removes a leg of transportation back to a retailer's return center.

So we've created tools and services and the space to take items back directly from consumers. We also have services in the government and fleet business where if a client is shorthanded, we can dispatch an individual to help them catalog assets. And the Sierra Auction business we acquired had a history of doing that, and that's allowed us to provide semi-assisted services to access more fleet business. So those are the things that we've been talking about when we refer to services.

Operator

We have no further questions at this time. Thank you for your participation in today's conference. This does conclude the program. You may now disconnect.